Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2026)	Registration No. 333-292753

TRINITY BIOTECH PLC Secondary offering of up to 55,890,900 American Depositary Shares representing 1,117,818,000 Ordinary Shares

This prospectus supplement updates and supplements the information contained in the prospectus dated January 23, 2026 (as may be supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-292753), with information contained in our Report on Form 6-K, which was filed with the Securities and Exchange Commission on February 13, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The prospectus, as it may be amended or supplemented from time to time, relates to the offer and resale by the Selling Shareholders from time to time of up to 1,117,818,000 Ordinary Shares, represented by up to 55,890,900 ADSs.

Our ADSs are listed for trading on the Nasdaq Global Select Market under the symbol “TRIB.” The last reported sale price of our ADSs on February 13, 2026 was $0.77.

You should read the Prospectus, this prospectus supplement and any additional prospectus supplement or amendment carefully before you invest in our securities.

Our business and an investment in our ADSs involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus and any other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 17, 2026.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

F O R M 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934
For the month of February 2026

TRINITY BIOTECH PLC
(Name of Registrant)

IDA Business Park
Bray, Co. Wicklow, Ireland
(Address of Principal Executive Office)

Indicate by check mark whether the registrant files or will file annual reports under cover of
Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

This Form 6-K is being incorporated by reference into our Registration Statements on Form S-8 (File Nos. 333-182279, 333-195232, 333-253070 and 333-292753).

 EXPLANATORY NOTE

On February 11, 2026, the Company issued a press release announcing it had received a notice from the Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1), requiring that listed securities maintain a minimum bid price of US $1.00 per share, based on the closing bid price of the Company’s American depositary shares (“ADSs”)
for the last 30 consecutive business days. The Company has a period of 180 calendar days, or until August 10, 2026 to regain compliance with Nasdaq Listing Rule 5450(a)(1). A copy of the press release is filed herewith as Exhibit 99.1.

EXHIBIT INDEX

Exhibit	Description
99.1	Trinity Biotech Receives Non-Compliance Notice Regarding Nasdaq Global Select Requirement for Nasdaq Minimum Bid Price Requirement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRINITY BIOTECH PLC
Trinity Biotech plc
(Registrant)

By:	/s/ Paul Murphy
Paul Murphy
Interim Chief Financial Officer

Date: February 13, 2026